Exhibit 99.4

Dear Valued Customer:

I am pleased to tell you about an investment opportunity and, just as importantly, to request your vote. Pursuant to a plan of conversion (the “Plan”), Century Commercial Bancorp, Inc. is conducting an initial public offering of its common stock. After the offering is completed, Century Commercial Bancorp will become the holding company of Century Bank. As a result of the offering, our organization will convert from the mutual (meaning no stockholders) to the stock corporate form. Enclosed are a Proxy Statement and Prospectus describing the offering and the Plan.

Simultaneously with the conclusion of the conversion and related offering, Century Bank will acquire Liberty Bank, N.A.

THE PROXY VOTE

Although we have received conditional regulatory approval to implement the Plan, we also must receive the approval of our customers. YOUR VOTE IS IMPORTANT TO US – NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” THE PLAN. You may have received more than one proxy card, depending on the ownership structure of your accounts at Century Bank. To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply Envelope provided.

Our Board of Directors urges you to vote “FOR” the Plan. Please note:

•	Voting does not obligate you to purchase shares of common stock in our stock offering.

•	The proceeds resulting from the sale of shares will give us the opportunity to acquire Liberty Bank, a local commercial bank, and to achieve our business goals.

•	There will be no change to interest rates or other terms of your accounts at Century Bank.

•	Your deposit accounts will continue to be insured by the FDIC up to the maximum legal limits.

•	Our management and staff will continue to serve you, and we look forward to welcoming the customers, shareholders and offices of Liberty Bank.

The Stock Offering

We are offering shares of common stock for sale at $10.00 per share. There will be no sales commission charged to purchasers in this stock offering. As an eligible Century Bank customer, you have the right, but no obligation, to buy shares of Century Commercial Bancorp common stock before any shares are offered for sale to the public.

Before making an investment decision, please carefully review the Prospectus. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Order Reply Envelope provided. If you are considering purchasing stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time. Stock Order Forms must be received (not postmarked) by 12:00 noon, Eastern time, on             , 2008.

I invite you to consider this opportunity to share in our future and, together with our Board of Directors, I thank you for your continued support as a customer of Century Bank.

Sincerely,

Jeffrey J. Calabrese

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll free, at (800)             -

from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday.

The Stock Information Center is closed on weekends and bank holidays.

M

Dear Friend:

I am pleased to tell you about an investment opportunity. Century Commercial Bancorp, Inc., the parent company of Century Bank, is offering shares of its common stock for sale at a price of $10.00 per share, in connection with the mutual to stock conversion of Century Bank and the acquisition of Liberty Bank, N.A. No commission will be charged to purchasers in this stock offering.

As an eligible depositor of Century Bank on September 30, 2006 or December 31, 2007, whose account was closed thereafter, you have a right, without any obligation, to purchase shares of common stock, before shares are offered for sale to the general public.

Before making an investment decision, please carefully review the enclosed Prospectus. If you are interested in purchasing shares of Century Commercial Bancorp common stock, complete the enclosed Stock Order Form and return it, with full payment, in the enclosed Order Reply Envelope. If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time. Stock Order Forms must be received (not postmarked) by 12:00 noon, Eastern time, on                 , 2008.

If you have questions regarding the offering, please refer to the Prospectus and Q&A brochure or call our Stock Information Center at the number shown below.

Sincerely,

Jeffrey J. Calabrese President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll free, at (800)                 -

from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday.

The Stock Information Center is closed on weekends and bank holidays.

F

Dear Friend:

I am pleased to tell you about an investment opportunity. Century Commercial Bancorp, Inc., the parent company of Century Bank, is offering shares of its common stock for sale at a price of $10.00 per share, in connection with the mutual to stock conversion of Century Bank and the acquisition of Liberty Bank, N.A. No commission will be charged to purchasers in this stock offering.

As an eligible depositor of Century Bank on September 30, 2006 or December 31, 2007, whose account was closed thereafter, you have a right, without any obligation, to purchase shares of common stock, before shares are offered for sale to the general public.

Before making an investment decision, please carefully review the enclosed Prospectus. If you are interested in purchasing shares of Century Commercial Bancorp common stock, complete the enclosed Stock Order Form and return it, with full payment, in the enclosed Order Reply Envelope. If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time. Stock Order Forms must be received (not postmarked) by 12:00 noon, Eastern time, on                 , 2008.

If you have questions regarding the offering, please refer to the Prospectus and Q&A brochure or call our Stock Information Center at the number shown below.

Sincerely,

Jeffrey J. Calabrese President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll free, at (800)                 -

from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday.

The Stock Information Center is closed on weekends and bank holidays.

F

Dear Sir/Madam:

At the request of Century Commercial Bancorp, Inc., we are enclosing materials regarding the offering of shares of Century Commercial Bancorp, Inc. common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Stifel, Nicolaus & Company, Incorporated has been retained by Century Commercial Bancorp, Inc. as selling agent in connection with the stock offering.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

D

READ THIS FIRST

Office of Thrift Supervision Guidance for Accountholders

Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact Office of Thrift Supervision (OTS) at (202) 906-6202. OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.

(over)

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:

•

Know the Rules — By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•

“Neither a Borrower nor a Lender Be” — If someone offers to lend you money so that you can participate — or participate more fully — in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•

Watch Out for Opportunists — The opportunist may tell you that he or she is a lawyer — or a consultant or a professional investor or some similarly impressive tale — who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•

Get the Facts from the Source — If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

IMPORTANT NOTICE

THIS PACKAGE INCLUDES

PROXY CARD(S)

REQUIRING YOUR VOTE.

IF MORE THAN ONE PROXY

CARD IS ENCLOSED,

PLEASE PROMPTLY VOTE

EACH CARD…

NONE ARE DUPLICATES!

THANK YOU,

YOUR BOARD OF DIRECTORS

STOCK ORDER ACKNOWLEDGEMENT LETTER

[Century Commercial Bancorp, Inc. Letterhead]

[imprinted with name & address of subscriber]

Date

STOCK ORDER ACKNOWLEDGEMENT

This letter confirms receipt of your order to purchase shares of Century Commercial Bancorp, Inc. common stock. Please review the following information carefully to verify that we have accurately recorded your order information. If any information does not agree with your records, please call our Stock Information Center, toll free, at (800) ___-____, from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. Refer to the batch and order number listed below.

Stock Registration:

Name1

Name2

Name3

Street1

Street2

City, State Zip

Other Order Information:

Batch #: _________

Order #: _________

Number of Shares Requested: _________

Offering Category: _____ (subject to verification; see descriptions below)

Ownership Type: ______

This letter acknowledges only that your order and payment have been received. It does not guarantee that your order will be filled, either completely or partially. Purchase limitations and share allocation procedures in the event of an oversubscription are described in the Prospectus dated ___________, 2008, in the section entitled “The Conversion and Stock Offering – Subscription Offering and Subscription Rights.”

The offering period ends at 12:00 noon, Eastern time, on __________ __, 2008. We are then required to receive final regulatory approval, as well as the approval of our customers before stock certificates can be mailed and the newly issued shares can begin trading. Your patience is appreciated.

Thank you for your order,

Century Commercial Bancorp, Inc.

Offering Category Descriptions:

1.	Depositors of Century Bank with balances aggregating $50 or more as of the close of business on September 30, 2006;

2.	Century Bank’s tax-qualified employee benefit plans;

3.	Depositors of Century Bank with balances aggregating $50 or more as of the close of business on December 31, 2007;

4.	Borrowers of Century Bank as of July 10, 1989 whose loans continue to be outstanding as of ______, 2008 and Century Bank depositors as of __________, 2008, who are not eligible to subscribe for shares under categories 1 and 3;

5.	General Public – Residents of Cuyahoga, Lake or Medina Counties, Ohio.

6.	General Public – Other.

NOTE: Mellon will imprint and mail out the acknowledgements.

STOCK CERTIFICATE MAILING LETTER

[Century Commercial Bancorp, Inc. Letterhead]

THIS LETTER WILL BE MAILED AFTER THE CONVERSION CLOSES.

Dear Stockholder:

I would like to welcome you as a stockholder of Century Commercial Bancorp, Inc. A total of ___________ shares were purchased by investors at $10.00 per share.

Your stock certificate is enclosed. We recommend that you keep it in a safe place, such as in a safety deposit box or deposited with a brokerage firm. Replacing a lost or destroyed stock certificate can be a costly and lengthy process.

Carefully review the certificate to make sure the registration name and address are correct. If you find an error or have questions about your certificate, please contact our Transfer Agent:

on the web:

www.rtco.com

by mail:

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

by phone:

(800) 368-5948

by email:

info@rtco.com

If the enclosed stock certificate must be forwarded to the Transfer Agent, we recommend that you deliver it using registered mail. If you change your address, please notify the Transfer Agent immediately, so that you will continue to receive all stockholder communications.

If you submitted a check or money order in full or partial payment for your stock order, you have received, or soon will receive, a check. It reflects interest at the Century Bank savings account rate of ___% per annum, calculated from the date your funds were processed until ____, 2008.

If your stock order was paid in full or in part by authorizing a withdrawal from a Century Bank deposit account, the withdrawal was made on _____, 2008. Until then, interest was earned at your applicable contractual deposit account rate, and it remains in your account.

Century Commercial Bancorp common stock trades on the Nasdaq Capital Market under the symbol “____.” Should you wish to buy or sell Century Commercial Bancorp shares in the future, please contact a stockbroker.

Thank you for sharing in our company’s future.

Sincerely,

Jeffrey J. Calabrese
President and Chief Operating Officer

NOTE: Letter assumes the order is filled. This letter will be tailored in the event of an oversubscription to mention interest plus refund. This letter will be mailed by the Transfer Agent.

Please vote and return the enclosed Proxy card!

IF YOU HAVE NOT YET VOTED THE PROXY CARD(S) WE RECENTLY MAILED

TO YOU, PLEASE VOTE THE ENCLOSED REPLACEMENT PROXY CARD.

VOTE BY MAIL USING THE ENCLOSED PROXY REPLY ENVELOPE.

CENTURY BANK’S BOARD OF DIRECTORS ASKS THAT YOU VOTE “FOR” OUR PLAN OF CONVERSION. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PROPOSAL.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE COMMON STOCK

DURING THE CENTURY COMMERCIAL BANCORP STOCK OFFERING.

THE PLAN OF CONVERSION CHANGES OUR FORM OF CORPORATE

ORGANIZATION, BUT WILL NOT RESULT IN CHANGES TO BANK STAFF, MANAGEMENT

OR YOUR CENTURY BANK DEPOSIT ACCOUNTS OR LOANS.

If you receive more than one of these reminder mailings, please vote each Proxy Card received. None are duplicates!

QUESTIONS?

Please call us, toll free, at (800)             -

Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time.

The Stock Information Center is closed on weekends and bank holidays.

PG10

R E M I N D E R . . .

HAVE YOU VOTED YET?

Please Vote By Returning The Enclosed

Proxy Card!

Our records indicate that you have not voted

the Proxy Card(s) we mailed to you.

Our Board of Directors urges you to vote

“FOR” our Plan of Conversion.

NOT VOTING HAS THE SAME EFFECT AS VOTING

“AGAINST” THE PROPOSAL.

IF YOU ARE UNSURE WHETHER YOU VOTED, PLEASE VOTE THE

ENCLOSED REPLACEMENT PROXY CARD AND RETURN IT IN

THE ENCLOSED ENVELOPE. YOUR VOTE CANNOT BE COUNTED TWICE.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE SHARES OF

COMMON STOCK DURING THE CENTURY COMMERCIAL BANCORP

STOCK OFFERING, NOR DOES IT AFFECT YOUR

CENTURY BANK DEPOSIT ACCOUNTS OR LOANS.

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates.

QUESTIONS?

Please call our Stock Information Center, toll free, at (800)             -

Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time.

The Stock Information Center is closed on weekends and bank holidays.

PG2

REMINDER MEMBER PROXYGRAM #3

YOUR PROMPT VOTE IS IMPORTANT!

NOT VOTING HAS THE SAME EFFECT

AS VOTING “AGAINST” THE PLAN.

In order to implement Century Bank’s proposed Plan of Conversion,

we must obtain approval of our customers.

If you are unsure whether you voted, please promptly vote the enclosed replacement Proxy Card. Your vote cannot be counted twice!

Vote by mail using the enclosed Proxy Reply Envelope.

OUR BOARD OF DIRECTORS ASKS THAT YOU VOTE

“FOR” OUR PLAN OF CONVERSION.

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates.

QUESTIONS?

Please call our Stock Information Center, toll free, at (800) ___-____

Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time.

The Stock Information Center is closed on weekends and bank holidays.

[CENTURY BANK LOGO]

NOTE: This is printed on 8  1/2” x 11” green paper.

You’re Invited!

You are cordially invited to a Community Meeting to learn

more about the offering of Century Commercial Bancorp common stock, the conversion of Century Bank, the acquisition of Liberty Bank and the business focus of the combined institutions.

Senior executives of Century Bank will present information

and answer your questions.

DATE

TIME

PLACE

ADDRESS

FOR RESERVATIONS, PLEASE CALL:

Our Stock Information Center, toll free, at (800)             -

from 10:00 a.m. to 4:00 p.m. Eastern time,

Monday through Friday.

The Stock Information Center is closed on weekends and bank holidays.

This invitation is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

LOCAL TOMBSTONE NEWSPAPER ADVERTISEMENT

[Optional – requires that a community offering be underway]

[CENTURY COMMERCIAL BANCORP, INC. LOGO]

Holding Company for Century Bank

UP TO 2,645,000 SHARES

COMMON STOCK

$10.00 Per Share

Purchase Price

Century Commercial Bancorp, Inc. is conducting an offering of its common stock. Shares may be purchased directly from Century Commercial Bancorp, Inc. without sales commissions or fees, during the offering period.

This offering expires at 12:00 noon on ________, 2008.

To receive a copy of the Prospectus and Stock Order Form,

call our Stock Information Center, toll free, at (800) ___-____

from 10:00 a.m. to 4:00 p.m., Monday through Friday.

The Stock Information Center is closed on weekends and bank holidays.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance

Corporation or any other government agency.

LOCAL TOMBSTONE/MEETING NEWSPAPER ADVERTISEMENT

[Optional – requires that a community offering be underway]

[CENTURY COMMERCIAL BANCORP, INC. LOGO]

Holding Company for Century Bank

UP TO 2,645,000 SHARES

COMMON STOCK

$10.00 Per Share

Purchase Price

Century Commercial Bancorp is conducting an offering of its common stock. Shares may be purchased directly from Century Commercial Bancorp, without sales commissions or fees, during the offering period.

You Are Cordially Invited…

To an informational meeting to learn about the offering of Century Commercial Bancorp, Inc. common stock, the acquisition of Liberty Bank and the business focus of the combined institutions.

[DATE]	[DATE]

_:00 pm	_:00 pm
[Location]	[Location]
[Street]	[Street]
[City]	[City]

To make a reservation or to receive a Prospectus and Stock Order Form, you may call our Stock Information Center, from Monday through Friday, 10:00 a.m. to 4:00 p.m., except for bank holidays. The Stock Information Center’s toll free phone number is (800) ___-____.

THIS OFFERING EXPIRES AT 12:00 NOON, EASTERN TIME, ON _______, 2008.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

BRANCH LOBBY POSTER – VOTE ONLY (Option 1)

[NOTE: This notice or the following notice should be printed by Century Bank and placed in branches, in one or more ways: on an easel, on the front doors, on counters, at customer service/branch manager’s desk.]

HAVE YOU VOTED YET?

We would like to remind customers to vote on our Plan of Conversion

■ The Plan will not result in changes to your account relationships with Century Bank.

■ Your deposit accounts will continue to be insured by the FDIC,

up to the maximum legal limits.

■ Voting does not obligate you to purchase shares of Century Commercial Bancorp, Inc.

common stock during the offering.

Our Board of Directors asks that you join them in voting “FOR”

this important proposal.

If you have questions, call our Stock Information Center,

toll free, at (800) ___-____

from 10:00 a.m. to 4:00 p.m., Monday through Friday.

The Stock Information Center is closed on weekends and bank holidays.

[CENTURY BANK LOGO]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the FDIC or any other government agency.

BRANCH LOBBY POSTER – VOTE & BUY (Option 2)

[CENTURY COMMERCIAL BANCORP, INC. LOGO]

OUR OFFERING EXPIRES ________, 2008

We are conducting an offering of shares of our common stock

UP TO 2,645,000 SHARES

COMMON STOCK

$10.00 Per Share

THIS OFFERING EXPIRES AT 12:00 NOON ON _______ __, 2008

******************************

HAVE YOU VOTED YET?

We would like to remind our customers to vote on our Plan of Conversion

Please vote and return the Proxy Card(s) we mailed to you in the

Proxy Reply Envelope provided.

■ The Plan will not result in changes to your account relationships with Century Bank.

■ Your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits.

■ Voting does not obligate you to purchase shares of Century Commercial Bancorp common stock during the offering.

If you have questions about the stock offering or voting,

call our Stock Information Center, toll free, at (800) ___-____

from 10:00 a.m. to 4:00 p.m., Monday through Friday.

The Stock Information Center is closed on weekends and bank holidays.

Our Stock Information Center is located at our main office in Parma.

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

BANK STATEMENT VOTE REMINDER CLAUSE - optional

You may have received a large envelope containing proxy card(s) to be used to vote on our organization’s plan of conversion. If you received proxy card(s), but have not voted, please vote and mail the card(s). If you have questions about voting, call our Stock Information Center, toll free, at (800) ___-____, Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time. Thank you.

NOTE: This optional reminder can be printed in a “notice” section of bank statements. Alternatively, statement can include a slip of paper printed with this reminder.

Q

&

     A

Questions and Answers

About Our Conversion and Stock Offering

Q&A About Our Conversion and Stock Offering

This pamphlet answers questions about our conversion and stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section.

GENERAL — THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interest of Century Bank, our customers and the communities we serve.

Q.	What is the conversion?

A.	Under our plan of conversion, Century Bank will “convert” from a mutual (meaning no stockholders) savings bank to the stock form of organization through the sale of shares of Century Commercial Bancorp, Inc. common stock. Upon completion of the conversion, 100% of the common stock will be owned by stockholders and Century Commercial Bancorp will own Century Bank.

Q.	What are the reasons for the conversion?

A.	The conversion and related stock offering are intended to provide the stock and funds necessary to acquire Liberty Bank, N.A. and to support our future growth by investing and leveraging the offering proceeds, primarily through the Liberty Bank acquisition and traditional lending. Additionally, through the acquisition of Liberty Bank, we will continue to improve our deposit and loan offerings.

Q.	Will customers notice any change in Century Bank’s day-to-day activities as a result of the conversion?

A.	No. It will be business as usual. The conversion is an internal change in our corporate structure. There will be no change to our management and staff as a result of the conversion. We will continue to operate as an independent bank but will add the management, staff, branch offices and products and services of Liberty Bank, as a result of the merger.

Q.	Will the conversion affect customers’ deposit accounts or loans?

A.	No. The conversion will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the maximum legal limit. Deposit accounts are not being converted to stock.

Q.	Why should I vote on the plan of conversion?

A.	Each Century Bank customer who is eligible to vote on the proposal received a proxy card attached to a Stock Order Form. Voter’s packages include detailed information with regard to the proposal, which cannot be implemented without customer approval. Our Board of Directors believes that converting to a fully-public company and raising capital through the stock sale will best support our acquisition of Liberty Bank and future growth. VOTING IS IMPORTANT! Not returning the Proxy Card(s) has the same effect as voting ‘AGAINST’ the proposal. Our Board of Directors urges a vote ‘FOR’ the proposal.

THE STOCK OFFERING AND PURCHASING SHARES

Q.	How many shares are being offered and at what price?

A.	Century Commercial Bancorp is offering for sale between 1,955,000 and 2,645,000 (subject to increase to 3,041,750) shares of common stock at $10.00 per share. No commission will be charged to purchasers in the offering.

Q.	Who is eligible to purchase stock in the Subscription Offering?

A.	Pursuant to our plan of conversion, non-transferable rights to buy shares of common stock in a Subscription Offering have been granted in the following order of priority:

Priority #1—Century Bank depositors with aggregate balances of at least $50 on September 30, 2006;

Priority #2—Our tax-qualified employee benefit plans;

Priority #3—Century Bank depositors with aggregate balances of at least $50 on December 31, 2007; and,

Priority #4—Century Bank borrowers as of July 10, 1989 whose loans continue to be outstanding as of , 2008 and Century Bank depositors as of , 2008, who are not eligible to purchase shares under categories 1 and 3.

Shares not sold in the Subscription Offering may be offered for sale to the general public in a Community Offering. The Community Offering may commence during the Subscription Offering. First preference will be given to natural persons residing in Cuyahoga, Lake or Medina Counties, Ohio.

Q.	How can I buy shares during the Offering?

A.	Shares may be purchased by completing a Stock Order Form and returning it, with full payment, so that it is physically received (not postmarked) by the offering deadline. Delivery of a Stock Order Form may be made in one of the following ways: (1) by mail, using the Order Reply Envelope provided, (2) by overnight delivery to the Stock Information Center address noted on the Stock Order Form, or (3) by hand-delivery to the Stock Information Center, located at our corporate headquarters, at 1640 Snow Road in Parma, Ohio. Stock Order Forms may NOT be delivered to any other Century Bank branch offices.

Q.	What is the deadline for purchasing shares?

A.	An executed Stock Order Form with the required full payment must be physically received by us, using an accepted method of delivery as described above, by 12:00 noon, Eastern time, on , 2008.

Q.	How can I pay for the shares?

A.	Payment for shares can be made in two ways:

(1)	By personal check, bank check or money order, payable to Century Commercial Bancorp, Inc. These will be cashed upon receipt. Cash, third-party checks, Century Bank line of credit checks and wire transfers will not be accepted.

(2)	By authorizing direct withdrawal of funds from your Century Bank deposit account(s). The order form section titled “Method of Payment – Deposit Account Withdrawal” allows you to list the account number(s) and amount(s) to be withdrawn. The types of Century Bank deposit accounts that may be used for this purpose are outlined on the Stock Order Form. The funds designated must be available in the account(s) at the time the Stock Order Form is received.

Q.	Can I use my IRA to purchase the shares?

A.

You might be able to use IRA funds, although using them for this type of purchase requires special arrangements and additional processing time. If you are interested in using IRA funds held at Century Bank or elsewhere, please call our Stock Information Center as soon as possible – preferably two weeks before the             , 2008 offering deadline.

Q.	Can I use a loan from Century Bank to pay for shares?

A.	No. Century Bank, by regulation, may not extend a loan for the purchase of Century Commercial Bancorp stock in the offering. Similarly, you may not use existing Century Bank line of credit checks to purchase stock in the offering.

Q.	Will I earn interest on my funds?

A.	Yes. If you pay by check or money order, you will earn interest at Century Bank’s savings account rate from the day we process your check or money order until the completion of the conversion. At that time, we will issue you a check for interest earned on these funds. If you pay for the shares by authorizing a direct withdrawal from your Century Bank deposit account(s), your funds will continue earning interest during the offering at the contractual rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the conversion.

Q.	Are there limits to how many shares I can order?

A.	Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by one person is 25,000 ($250,000). Also, no person, with associates, or with persons acting in concert, may purchase more than 50,000 shares ($500,000). More detail on purchase limits, including the definition of “associate” and “acting in concert,” can be found in the section of the Prospectus entitled “The Conversion and Stock Offering – Limitations on Purchases of Shares.”

Q.	Is it possible that I will not receive any or all of the shares I ordered?

A.	Yes. If we receive orders in the offering for more shares than we have available to sell, we will allocate shares as described in the Prospectus. If we are unable to fill your order, in whole or in part, you will receive a refund based upon your method of payment.

Q.	I am eligible to purchase shares of common stock in the Subscription Offering but am not interested in investing. May I allow someone else to use my Stock Order Form to take advantage of my priority as an eligible customer?

A.	No. Subscription rights are non-transferable! Only eligible Century Bank customers have non-transferable rights to purchase shares in the Subscription Offering. To preserve subscription rights, the shares may only be registered in the name(s) of the eligible customer(s), as described further in the enclosed Prospectus. On occasion, unscrupulous people attempt to persuade eligible accountholders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, we ask that you notify us promptly so that we can take the necessary steps to protect our eligible customers’ subscription rights in the offering.

Q.	Are officers and directors of Century Commercial Bancorp planning to purchase stock?

A.	Yes! The executive officers and directors of Century Commercial Bancorp and their associates plan to purchase, in the aggregate, $1.3 million worth of stock, or approximately 6.65% of the common stock offered at the minimum of the offering range.

Q.	Can I change my mind after I place an order to purchase stock?

A.	No. After receipt, your order cannot be modified or withdrawn.

Q.	Will the stock be insured?

A.	No. Like any common stock, Century Commercial Bancorp’s stock will not be insured.

Q.	Will dividends be paid on the stock?

A.	We have not determined whether we will pay dividends on the common stock. After the conclusion of the conversion, we will consider a policy of paying regular cash dividends. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition.

Q.	How will Century Commercial Bancorp’s shares trade?

A.	Upon completion of the offering, Century Commercial Bancorp’s shares are expected to trade on the Nasdaq Capital Market, under the symbol “ ”. Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell Century Commercial Bancorp shares in the future. As soon as possible after the completion of the offering, investors will be mailed stock certificates. Purchasers may not be able to sell the shares of common stock they ordered in the offering until their stock certificate is delivered to them, even though the common stock will have begun trading.

WHERE TO GET MORE INFORMATION

Q.	How can I get more information?

A.	A Stock Information Center has been established at our corporate headquarters, located at 1640 Snow Road, Parma, Ohio. You may visit the Stock Information Center or call us at (216)661-6349 (local) or 1(866)575-8240 (toll free), from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. The Stock Information Center is closed on weekends and bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.